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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
(After Issuance of Stock)

OF

VITAL LIVING, INC.

        The undersigned, being the President and Secretary of Vital Living, Inc., a Nevada corporation ("Company"), hereby certifies that by consent of the Board of Directors and written consent of the stockholders of the corporation representing 51.6% of the issued and outstanding voting securities of the Company, this certificate of amendment of the amended and restated articles of incorporation has been approved and adopted and that it shall be filed upon the discretion of the officers of this corporation.

        The undersigned further certifies that Article VI of the Amended and Restated Articles of Incorporation herein is amended as follows:

        Article VI is hereby amended to read:

    "Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 150,000,000 shares of Common Stock of $.001 par value and 50,000,000 shares of Preferred Stock of $.001 par value. The authority of the Corporation to issue non-voting convertible and/or non-convertible preferred shares together with any additional classes of shares may be limited by resolution of the Board of Directors of the Corporation. Preferred shares and additional classes of shares may be issued from time to time as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of the Shares."

        The undersigned hereby certifies that he has on this 7th day of April, 2004 executed this Certificate Amending the Amended and Restated Articles of Incorporation heretofore filed with the Secretary of Nevada.

/s/ STUART A. BENSON Stuart A. Benson, Chief Executive Officer, President and Secretary

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CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION (After Issuance of Stock) OF VITAL LIVING, INC.